Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES MAY CASH DISTRIBUTION

DALLAS, Texas, May 19, 2017 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.052169 per unit, payable on June 14, 2017, to unit holders of record on May 31, 2017.

This month’s distribution decreased from the previous month due to a decrease in the pricing of oil and gas production for the combined Waddell Ranch and Texas Royalty Properties.

On January 15, 2017, a fire occurred due to a lightning strike on the Tubb McKnight Water Station which disrupted production of both oil and gas. There were no injuries relating to this incident. The resumption of production on those properties did not resume until January 31. Most of those wells are back on production as of February 28, and will continue to be producing. The full restoration of this water station should be completed by the end of May. The Waddell Ranch Properties contributed $1,600,234 to this month’s distribution.

The Texas Royalty Properties had a decrease in oil and gas production, along with a slight decrease in pricing of oil and gas production. The Texas Royalty Properties contributed $964,698 to this month’s distribution.

Capital expenditures on the Waddell Ranch continue to be lower than previous months, with it being mostly facility projects for the remainder of the year. However, additional expense will be incurred bringing the Tubb McKnight Water Station back on line of approximately $1,228,000 (gross) to the entire project of working interest owners. It is not clear at this time as to what the cost to Trust will be until it is incurred and charged to the Trust. It is anticipated that these expenses will be forthcoming in the following months.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 59,951 barrels of oil and 354,337 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 26,625 barrels of oil and 159,066 Mcf of gas. The average price for oil was $45.86 per bbl and for gas was $2.81 per Mcf. This would primarily reflect production and pricing for the month of March for oil and the month of February for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $3,743,386. Deducted from these would be the Lease Operating Expense (LOE) of $1,307,112, taxes of $245,596, and Capital Expenditures (CAPEX) of $57,033 totaling $1,609,741 resulting in a Net Profit of $2,133,645 for the month of April. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $1,600,234 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	59,951	354,337	26,625	159,066	*	$45.86	$2.81	**
Texas Royalties	22,955	21,650	21,808	20,568	*	$47.26	$4.58	**

Prior Month
Waddell Ranch	54,502	299,656	25,250	140,438	*	$49.02	$3.31	**
Texas Royalties	24,135	28,523	22,928	27,097	*	$48.74	$4.63	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 22,955 barrels of oil and 21,650 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 21,808 barrels of oil and 20,568 Mcf of gas. The average price for oil was $47.26 per bbl and for gas was $4.58 per Mcf. This would primarily reflect production and pricing for the month of March for oil and the month of February for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,184,022. Deducted from these would be taxes of $168,550 resulting in a Net Profit of $1,015,472 for the month of April. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $964,698 to this month’s distribution.

General and Administrative Expenses deducted for the month were $134,325 resulting in a distribution of $2,431,575 to 46,608,796 units outstanding, or $0.052169 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian Basin Royalty Trust, as it does after the end of each year, had a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. This report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust.

The estimated net proved reserves, as of January 1, 2017, attributable to the Trust from the properties appraised are approximately 4.5 million barrels of oil and 8.5 billion cubic feet of gas with a future net value of approximately $188,269,000 with a discounted value of $98,077,000.

With the estimated quantities of this year’s reserve estimate of 4.5 million barrels of oil and 8.5 billion cubic feet of gas remaining, it could be estimated that the Trust still has a life span of 9 to 10 years. The report is an exhibit to the Trust’s Annual Report on Form 10-K that was filed on March 10, 2017 and is available to all unitholders at this time on the SEC website.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permian.com/. The new toll free customer service number for the trust is 1-855-588-7839.

***

Contact:	Ron Hooper, Senior Vice President Southwest Bank, Trustee, Toll Free – 1.855.588.7839